Exhibit 99.1

NEWS RELEASE

Contacts:
OSI Pharmaceuticals	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors)	Justin Jackson (media)
631-962-2000	Laura Siino (investors)
Kim Wittig (media)	(212) 213-0006
212-824-3204
OSI Pharmaceuticals Announces Management Changes to its Eye Disease Business Team
- Paul G. Chaney Appointed President of (OSI) Eyetech Business Team -
MELVILLE, NY — May 1, 2006 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today management changes to its (OSI) Eyetech business team. Effective today, Paul G. Chaney, Chief Operating Officer of (OSI) Eyetech, has been promoted to the role of Executive Vice President, OSI Pharmaceuticals and President of (OSI) Eyetech. In his new role, Mr. Chaney will report to Dr. Colin Goddard, Chief Executive Officer of OSI Pharmaceuticals, and will assume operational leadership of the Company’s eye disease franchise which includes its neovascular age-related macular degeneration product, Macugen® (pegaptanib sodium injection).
“Paul has extensive experience in the ophthalmology arena and is well-qualified to lead the Company’s eye disease team as we continue to focus on execution of our commercial strategy for Macugen and our efforts to build a core franchise in this area,” stated Dr. Goddard.
OSI also announced today that David R. Guyer, M.D., Executive Vice President, OSI Pharmaceuticals, and Chief Executive Officer, (OSI) Eyetech, is leaving the Company and has accepted a position as Venture Partner at SV Life Sciences (formerly known as Schroders). Dr. Guyer will continue to play a role for OSI as a consultant providing specialist input in ophthalmology and retinal disease to OSI’s management team and board for the eye disease area.
“David has been the driving force behind the building of the Macugen franchise and his efforts, including the development and launch of Macugen, over the last six years represent a major contribution to the field of retinal disease. We are delighted that we, as a company, will still have access to David’s technical prowess in this area and wish him well in his role at SV Life Sciences,” added Dr. Goddard.
-more-

Paul G. Chaney
Paul Chaney was appointed Chief Operating Officer of (OSI) Eyetech following OSI’s acquisition of Eyetech Pharmaceuticals, Inc. in November 2005. Mr. Chaney joined Eyetech in 2003, and brings more than 25 years of experience in the pharmaceutical industry. Prior to Eyetech, Paul was Vice President for the Global Commercial Operations for Pharmacia Ophthalmology, and was responsible for the launch of several ophthalmic products, including the pharmaceutical products Xalatan and Xalcom® for glaucoma, and Healon5 and Tecnis, devices used in the surgical treatment of cataracts. He began his career as a sales representative at The Upjohn Company in 1980.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States and Europe for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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